     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 1998
                                                REGISTRATION STATEMENT NO.  333-
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    ---------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   ----------

                                 STAFFMARK, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                    71-0788538
     (State or other jurisdiction of                     (I.R.S. Employer
     incorporation or organization)                     Identification No.)

                              302 EAST MILLSAP ROAD
                          FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             ----------------------

                             GORDON Y. ALLISON, ESQ.
                   EXECUTIVE VICE PRESIDENT - GENERAL COUNSEL
                                 STAFFMARK, INC.
                              302 EAST MILLSAP ROAD
                          FAYETTEVILLE, ARKANSAS 72703
                                 (501) 973-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective on dates, at times and on terms not currently determined.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


====================================================================================================================================
  Title of each class of securities           Amount to                Proposed                 Proposed                Amount of
          To be registered                  be registered          maximum offering         maximum aggregate       registration fee
                                                                    price per share          offering price
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value               741,508 Shares              $39.53(1)               $29,311,811(1)         $6,101(1)(2)
------------------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) and based on the average of the high and low prices of the Common Stock as reported on the Nasdaq National Market on April 27, 1998. Pursuant to Rule 429 under the Securities Act, the Prospectus included in this
(2) Registration Statement is a combined prospectus and relates to Registration Statement No. 333-34833 previously filed by the registrant on Form S-1 and declared effective on September 10, 1997. This Registration Statement , which is a new registration statement, also constitutes Post-effective Amendment No.
1 to Registration Statement No. 333-34833 and such Post-effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933. A registration fee of $3,164 was paid upon the filing of Registration Statement No. 333-34833 and 218,362 shares from such registration statement are being carried forward. Therefore, the registration fee relates only to the shares in excess of such amount.
--------------------------------------------------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

                                 741,508 SHARES

                          STAFFMARK, INC. COMMON STOCK
                 -----------------------------------------------

         This Prospectus covers 741,508 shares (the "Shares") of common stock, $.01 par value (the "Common Stock"), which may be offered by certain stockholders (the "Selling Stockholders") of StaffMark, Inc., a Delaware corporation (the "Company") from time to time directly or through one or more broker-dealers, in one or more transactions on the Nasdaq National Market (the "Nasdaq National Market"), or in negotiated transactions, in each case at prices satisfactory to the Selling Stockholders. See " Plan of Distribution." All of the Shares to be sold by any of the Selling Stockholders were issued pursuant to the acquisition by the Company of various businesses which were previously owned by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders. All expenses of registration of the shares which may be offered hereby under the Securities Act of 1933, as amended (the "Securities Act") will be paid by the Company (other than underwriting discounts and selling commissions, and fees and expense of advisers to the Selling Stockholders).

         As of April 27, 1998 the Company had 19,588,445 shares of its Common Stock outstanding. The Common Stock is traded on the Nasdaq National Market under the symbol "STAF." On April 27, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $39.25 per share.

         See "RISK FACTORS" beginning on page 3 of this Prospectus for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.
                              --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                                  May __, 1998

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement on file with the commission may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission or through the Commission's Internet Web site.

        The Company's Common Stock is traded on the Nasdaq National Market. Proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-20971) filed with the Commission on March 13, 1998;

         (ii) The Company's Form 8-K/A filed on January 16, 1998 with respect to the Company's Form 8-K filed on November 21, 1997;

         (iii) The Company's Form 8-K filed on January 23, 1998 and the Form 8-K/A related thereto filed on March 16, 1998;

         (iv)  The Company's Form 8-K filed on February 23, 1998; and

         (v) The description of the Common Stock, contained in the Company's registration statement on Form 8-A, (File No. 0-20971), filed on September 17, 1996, pursuant to Section 12 of the Exchange Act.

         All reports and other documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

         Any statement contained herein in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein or in the Registration Statement by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). All requests for such information should be directed to:
StaffMark, Inc., 302 East Millsap Road, Fayetteville, Arkansas 72703, Attention:
Gordon Y. Allison, Executive Vice President - General Counsel; telephone (501) 973-6000.


                                  RISK FACTORS

         An investment in the Shares of Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing shares of the Common Stock offered hereby.

        ABILITY TO ACHIEVE AND MANAGE GROWTH; ACQUISITION RISKS. The Company has experienced significant growth, principally through acquisitions, internal growth and opening new offices. There can be no assurance that the Company will be able to expand its market presence in its current locations or successfully enter other markets through acquisitions or the opening of new offices. The Company's ability to continue its growth and profitability will depend on a number of factors, including the availability of capital to fund acquisitions, existing and emerging competition, the ability to maintain sufficient profit margins despite pricing pressures and the strength of demand for temporary employees in the Company's markets. The Company must also manage costs in a changing regulatory environment, adapt its infrastructure and systems to accommodate growth and recruit and train additional qualified personnel. Additionally, there can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, complete acquisitions or integrate acquired businesses into its operations. Once integrated, acquisitions may not achieve comparable levels of revenue, profitability or productivity as the Company's existing locations or otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated problems, liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. The Company is unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

         EFFECT OF FLUCTUATIONS IN THE GENERAL ECONOMY. Demand for the Company's staffing services is significantly affected by the general level of economic activity and unemployment in the United States. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies reduce their utilization of temporary employees prior to undertaking layoffs of full-time employees. In addition, the Company may experience more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on the Company's business, financial condition and results of operations.

        FLUCTUATIONS IN OPERATING RESULTS; FLUCTUATIONS IN QUARTERLY RESULTS. The Company's operating results have fluctuated in the past and will fluctuate in the future based on many factors. These factors include, among others, changes in the regulatory environment, failure to adequately integrate acquired companies, fluctuations in the general economy, increased competition, the opening of new branch offices, changes in operating expenses, expenses related to acquisitions, and the potential adverse effect of acquisitions. Due to these and any unforeseen factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such an event, the price of the Common Stock would likely be materially adversely affected. In view of the Company's recent significant growth, the Company believes that period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. Because the Company only derives revenue when its temporary associates, consultants and professionals are actually working, its operating results are adversely affected when client facilities close due to holidays or inclement weather. The Company generally experiences lower revenues, operating income and net income during the first and fourth quarters due to certain holidays, weather conditions and seasonal vacation patterns.

        DEPENDENCE ON AVAILABILITY OF QUALIFIED TEMPORARY PERSONNEL. The Company depends on its ability to attract, train and retain personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Competition for individuals with proven skills in certain areas, particularly in the professional/information technology and specialty niche fields, is intense. The Company competes in several markets in which unemployment is relatively low thereby increasing competition for employees. The Company must continually evaluate, train and upgrade its base of available personnel to keep pace with clients' needs. There can be no assurance that qualified personnel will continue to be available to the Company in sufficient numbers and on terms of employment acceptable to the Company. The inability to attract and retain qualified personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

        COMPETITIVE MARKET. The temporary staffing industry is highly competitive, with limited barriers to entry. The Company competes for employees and clients in national, regional and local markets with full-service and specialized temporary staffing service businesses. A significant number of competitors have greater marketing, financial and other resources and more established operations than the Company. Price competition in the staffing industry is intense, particularly for the provision of commercial personnel and pricing pressures from competitors and customers are increasing. The Company expects that the level of competition will remain high in the future, which could limit the Company's ability to maintain or increase its market share or maintain or increase gross margins, either of which could have a material adverse effect on the Company's business, financial condition and results of operations.

        INCREASED EMPLOYEE COSTS. The Company is required to pay unemployment insurance premiums and workers' compensation for its temporary employees. Unemployment insurance premiums may increase as a result of, among other things, increased levels of unemployment and the lengthening periods for which unemployment benefits are available. Workers' compensation costs may increase as a result of changes in the Company's experience rating or applicable laws. Although management believes its workers' compensation coverage amounts are adequate, there can be no assurance that the Company's actual future workers' compensation claims will not exceed the coverage amounts. The Company's workers' compensation insurance premiums are subject to retroactive increases based upon audits of the Company's employee classification practices and other data provided to the insurance carrier. The Company has retained the services of an independent third-party administrator and an independent actuary to assist the Company in establishing appropriate reserves for the uninsured portion of claims (up to the deductible amount), but such reserves are only estimates of future payments relating to claims and are based upon limited prior experience. Although management believes its recorded reserve is adequate, there can be no assurance that the Company's actual future workers' compensation obligations will not exceed the amount of its workers' compensation reserve. The Company may incur costs related to workers' compensation claims at a higher rate due to such causes as higher than anticipated losses from known claims or an increase in the number and severity of new claims.

         INTANGIBLE ASSETS. As of December 31, 1997, approximately $173 million, or 69%, of the Company's total assets were intangible assets. These intangible assets primarily represent amounts attributable to goodwill recorded in connection with the Company's acquisitions. Any impairment in the value of such assets could have a material adverse effect on the Company's financial condition and results of operations.

        RISK OF GOVERNMENT REGULATIONS AND LEGISLATIVE PROPOSALS. The Company's costs could increase if there are any material changes in government regulations. Recent federal and certain state legislative proposals have included provisions extending health insurance benefits to employees not presently receiving such benefits. Due to the wide variety of national and state proposals currently under consideration, the impact of such proposals cannot be predicted. There can be no assurance that the Company will be able to increase the fees charged to its clients in a timely manner and sufficient amount to cover increased costs related to any new benefits that may be extended to temporary employees. It is not possible to predict whether other legislation or regulations affecting the Company's operations will be proposed or enacted at the federal or state level.

        GOVERNMENT REGULATION OF IMMIGRATION. Certain of the Company's Professional/IT consultants are foreign nationals working in the United States under H-1B permits. Accordingly, both the Company and these foreign nationals must comply with United States immigration laws. The inability of the Company to obtain H-1B permits for certain of its employees in sufficient quantities or at a sufficient rate could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of work permits that may be issued. Any changes in such laws making it more difficult to hire foreign nationals or limiting the ability of the Company to retain foreign employees could require the Company to incur additional unexpected labor costs and expenses. Any such restrictions or limitations on the Company's hiring practices could have a material adverse effect on the Company's business, operating results and financial condition.

        INDUSTRY RISKS. Providers of temporary staffing services generally place their employees in the workplace of other businesses. An attendant risk of such activity includes possible claims of discrimination and harassment, employment of illegal aliens and other similar claims. Management has adopted and implemented policies and guidelines to reduce the Company's exposure to these risks. However, a failure by any Company employee to follow these policies and guidelines may result in negative publicity, injunctive relief and the assessment against the Company of damages or fines. Moreover, in certain circumstances, the Company may be held responsible for the actions at a workplace of persons not under the direct control of the Company. Temporary staffing providers are also affected by fluctuations in the business of their clients. Interruptions in the business of its clients can adversely affect the Company's business. For example, inclement weather or natural disasters, which may require clients to close or reduce their hours of operation, could adversely affect the Company's business, financial condition and results of operations.

        RISKS RELATED TO ACQUISITION FINANCING. The Company currently intends to continue to finance future acquisitions by using cash and shares of the Company's Common Stock for all or a portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are unwilling to accept the Company's Common Stock as part of the consideration for their businesses, the Company may be required to utilize its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources to pursue acquisitions, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. Although the Company has established a $175 million credit facility, there can be no assurance that the Company will be able to obtain all the financing it will need in the near future on terms the Company deems acceptable. The inability to acquire such financing, if needed, could have a material adverse effect on the Company's business, financial condition and results of operations.

        RELIANCE ON KEY PERSONNEL. The Company is highly dependent on its management. The Company believes that its success will depend to a significant extent upon the efforts and abilities of the key executives of the Company. Furthermore, the Company will likely be dependent on the senior management of companies that may be acquired in the future. If any of these individuals are unable to continue in their position with the Company, or if the Company is unable to attract and retain other skilled employees, the Company's business, financial condition and results of operation could be adversely affected.

        POTENTIAL LIABILITY AND INSURANCE; LEGAL PROCEEDINGS. The provision of Professional/IT services, Specialty Medical and clinical trials services entails an inherent risk of professional malpractice and other similar claims. The Company maintains insurance coverage that it believes is adequate both as to risks and amounts. The Company believes that such insurance will extend to professional liability claims that may be asserted against temporary associates and consultants of the Company. In the ordinary course of its business, the Company is periodically threatened with or named as a defendant in various lawsuits, including discrimination and harassment and other similar claims, which could have a material adverse effect on the Company's business, financial condition and results of operations.

         DIVIDEND POLICY; RESTRICTIONS ON PAYMENT. The Company anticipates that for the foreseeable future its earnings will be retained for the operation and expansion of its business and that it will not pay cash dividends. In addition, the Company's credit facility limits the payment of cash dividends without the lender's consent.

        VOLATILITY OF STOCK PRICE. From time to time, there may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company or of other temporary staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

         ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The existence of this "blank-check" preferred stock provision could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors.

         FORWARD LOOKING STATEMENTS. This Prospectus and documents incorporated herein by reference contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements made with respect to the results of operations and businesses of the Company. When used in this Prospectus, the words "may," "should," "believe," "anticipate," "estimate," "expect," "intend," "plan," "provide," "meet," establish," "pursue," "feel," "work," "perform," make," "continue," "can," "will," "target" or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties and are based on management's current plans or assessments which are believed to be reasonable as of the date of this Prospectus. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated, projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) heightened competition, including specifically the intensification of price competition, the entry of new competitors, and new services by new and existing competitors; (ii) failure to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems; (iii) failure to obtain new customers or retain existing customers; (iv) inability to carry out marketing and sales plans; (v) inability to obtain capital for future internal and external growth;
(vi) loss of key executives; (vii) general economic and business conditions which are less favorable than expected; and (viii) unanticipated changes in industry trends. Such forward-looking statements may be found under this "Risk Factors" section, in the documents incorporated by reference into this Prospectus, as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors set forth herein and the matters set forth in this Prospectus generally.

                                  THE COMPANY

       The Company is a leading provider of diversified staffing, professional and consulting services to businesses, professional and service organizations, medical niches and governmental agencies. The Company offers its services through over 190 branches located in 29 states, Canada, the United Kingdom, and South Africa. On October 2, 1996, simultaneously with the closing of the initial public offering (the "Initial Public Offering") of its Common Stock, StaffMark acquired, in separate merger transactions (the "Mergers"), Brewer Personnel Services, Inc. ("Brewer"), Prostaff Personnel, Inc. and its related entities ("Prostaff"), Maxwell Staffing, Inc. and its related entities ("Maxwell"), HRA, Inc. ("HRA"), First Choice Staffing, Inc. ("First Choice"), and Blethen Temporaries, Inc. and its related entities ("Blethen") (such entities are sometimes collectively referred to as the "Founding Companies"). At the time of the Initial Public Offering and the Mergers, the Founding Companies had on average operated for over 13 years in eight states through over 90 branch offices. The Company's principal executive offices are located at 302 East Millsap Road, Fayetteville, Arkansas 72703, telephone (501) 973-6000. Unless otherwise indicated, the term "Company" includes StaffMark, Inc. and its subsidiaries.

       The Company's staffing, professional and consulting services are provided through the following three divisions:

       Commercial Division. The Commercial division provides clerical and light industrial staffing services. The Company's clerical services personnel include secretarial, word processing personnel, receptionist/switchboard operators, typists, data entry operators, cashiers, client service representatives, medical/legal transcriptionists, file clerks and other miscellaneous office personnel. Light industrial services personnel include warehouse workers, maintenance workers, electronics assemblers, quality control clerks, order pullers, food service workers, production workers, shipping/receiving clerks, janitors, packagers, inventory clerks, textile manufacturers and machinists.

       Professional/IT Division. The Professional/IT division provides information technology staffing, consulting and support services and professional and technical services. Information technology services include systems planning and design, project management, software applications development, systems and network implementation, distributed services, systems integration and higher-level contract programming services, facilities management, SAP development and implementation, system maintenance, computer troubleshooting, outsourcing of legacy systems, Internet development, mainframe programming, "help-desk" assistance and education and training. Within the Professional/IT division, the Company also provides technical services personnel such as drafters, designers and engineers in the mechanical and electrical engineering and computer science fields, in addition to providing accounting personnel, lawyers, paralegals, legal assistants and sales, marketing and human resource professionals. The information technology services platform within the Professional/IT division recently began operating under the brand name "IntelliMark."

     Specialty Niche Division. The Specialty Niche division provides clinical trial support services, medical office staffing, physical and occupational therapists and speech pathologists. The Company's clinical consultants support the staffing demands of the pharmaceutical, biotechnology, medical device and medical and clinical research data industries. The Company recruits, both domestically and internationally, trained physical therapists, occupational therapists and speech pathologists to work in a variety of healthcare settings. The Company also provides complete physical therapy management and staffing services to outpatient clinics as well as to rural and suburban acute care hospitals. The Company also provides front office and clinical support for physicians, medical offices and clinics in select markets.

         The Company has grown both internally and through the acquisition of additional staffing and professional service companies. The Company believes that a balance of internal growth and selective acquisitions will best allow the Company to capitalize on its growth opportunities.

                                USE OF PROCEEDS

       The Company will not receive any of the proceeds from the sale of the Shares offered by the Selling Stockholders pursuant to this Prospectus.

                             SELLING STOCKHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of April 24, 1998 and as adjusted to reflect the sale of Common Stock offered pursuant to this Prospectus by each of the Selling Stockholders. Such information has been provided to the Company by the Selling Stockholders.


                                   SHARES BENEFICIALLY OWNED                                SHARES BENEFICIALLY OWNED
SELLING STOCKHOLDER:                PRIOR TO THE OFFERING          SHARES OFFERED HEREBY       AFTER THE OFFERING
-------------------                 ------------------------       ---------------------    --------------------------
     Bob Rule(1)                           125,000                         125,000                   -0-
     Greg Bissmeyer(1)                       2,862                           2,862                   -0-
     Paul Sharps(2)                         90,500                          90,500                   -0-
     Joe Garcia(3)                          60,921                          60,921                   -0-
     Jeff Brady(4)                          59,424                          59,424                   -0-
     Lynn Brady(4)                          57,093                          57,093                   -0-
     Philip B. Rowe(5)                      88,183                          88,183                   -0-
     Steven R. Engorn(5)                    88,183                          88,183                   -0-
     Joan Floyd(6)                          84,671                          84,671                   -0-
     Glen Floyd, Sr.(6)                     84,671                          84,671                   -0-


(1) Mr. Rule and Mr. Bissmeyer received their Shares of Common Stock offered hereby in connection with the acquisition by the Company of The Baker Street Group, Inc.

(2) Mr. Sharps received his Shares of Common Stock offered hereby in connection with the acquisition by the Company of Global Dynamics, Inc.

(3) Mr. Garcia received his Shares of Common Stock offered hereby in connection with the acquisition by the Company of Longhorn Employment Services, Inc.

(4) Mr. and Mrs. Brady received their Shares of Common Stock offered hereby in connection with the acquisition by the Company of FirstChoice Temporary Staffing, Inc.

(5) Messrs. Rowe and Engorn received their Shares of Common Stock offered hereby in connection with the acquisition of DPSC Technology Consultants, Inc.

(6) Mr. and Mrs. Floyd received their Shares of Common Stock offered hereby in connection with the acquisition of Tempway Services, Inc.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Stockholders or their pledgees, distributees or donees. Such sales may be made from time to time on the Nasdaq National Market or in other ways not involving market-makers or established trading markets, including direct sales to purchasers or sales affected through agents, at prices and at terms then prevailing, at prices related to the then current market price or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant this Prospectus; (c) by bona fide pledgees of Shares pursuant to loan and pledge agreements with the Selling Stockholders; and (d) ordinary brokerage transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts in amounts to be negotiated by the Selling Stockholders.

         The Shares may also be publicly offered through agents, underwriters or dealers. In such event, the Selling Stockholders may enter into agreements with respect to any such offering. Such underwriters, dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and any such underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of certain states, sales of the Shares to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of the Shares must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations. In addition, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. Mr. Sharps has agreed not to sell any of his Shares until after April 4, 1999. Mr. Sharps may, however, pledge his Shares as collateral for personal indebtedness.

         Mr. and Mrs. Brady have agreed not to sell or otherwise dispose of their Shares of Common Stock until financial results covering at least thirty
(30) days of the Company's and FirstChoice Temporary Staffing, Inc.'s combined operations have been publicly reported. Mr. Rowe and Mr. Engorn have agreed not to sell or otherwise dispose of their Shares of Common Stock until financial results covering at least thirty (30) days of the Company's and DPSC Consultant Technology, Inc.'s combined operations have been publicly reported. Mr. and Mrs. Floyd have agreed not to sell or otherwise dispose of their Shares of Common Stock until financial results covering at least thirty (30) days of the Company's and Tempway Services, Inc.'s combined operations have been publicly reported.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 26,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of April 27, 1998 the Company had 19,588,445 shares of the Common Stock outstanding and no shares of the Preferred Stock outstanding. At its Annual Meeting of Stockholders currently scheduled for May 8, 1998, the Company is requesting its stockholders to approve a proposed amendment to its Certificate of Incorporation, as amended, to increase its authorized capital stock as follows: (i) the Common Stock from 26,000,000 authorized shares to 200,000,000 authorized shares; and the Preferred Stock from 1,000,000 authorized shares to 10,000,000 authorized shares.

                                  LEGAL MATTERS

         The validity of the issuance of the Shares of Common Stock offered by this Prospectus has been passed upon for the Company by Gordon Y. Allison, Executive Vice President - General Counsel of the Company. Mr. Allison is a full-time employee of the Company. Mr. Allison holds options to purchase 45,000 shares of the Common Stock.

                                     EXPERTS

       The Company's consolidated financial statements for the year ended December 31, 1997, incorporated in this Prospectus by reference to Form 10-K, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference and reliance upon the authority of said firm as experts in giving such reports.

--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.




                                 ---------------





                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
Available Information....................................................... 2
Incorporation of Documents by Reference..................................... 2
Risk Factors................................................................ 3
The Company................................................................. 7
Use of Proceeds............................................................. 8
Selling Stockholders........................................................ 8
Plan of Distribution........................................................ 8
Description of Capital Stock................................................10
Legal Matters...............................................................10
Experts.....................................................................10


--------------------------------------------------------------------------------



                                 741,508 SHARES



                                 STAFFMARK, INC.

                                  COMMON STOCK
                                 $.01 PAR VALUE




                                 ---------------

                                   PROSPECTUS
                                 ---------------





                                  May __, 1998

--------------------------------------------------------------------------------

                                     PART II

                  ALL CAPITALIZED TERMS USED AND NOT DEFINED IN
                PART II OF THIS REGISTRATION STATEMENT SHALL HAVE
                          THE MEANINGS ASSIGNED TO THEM
       IN THE PROSPECTUS WHICH FORMS A PART OF THIS REGISTRATION STATEMENT

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the offering described in this Registration Statement, exclusive of those expenses to be borne by the Selling Stockholders. All of such amounts (except the SEC Registration Fee) are estimated.


    SEC Registration Fee............................................................................      $     6,267
    Blue Sky Fees and Expenses......................................................................              500
    Accounting Fees and Expenses....................................................................            1,000
    Legal Fees and Expenses.........................................................................            1,000
    Printing and Engraving Costs....................................................................            3,000
    Transfer Agent Fees and Expenses................................................................            3,000
    Miscellaneous...................................................................................            1,000
                                                                                                          -----------
                                                                                                          $    15,767
           Total....................................................................................      ===========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company's Bylaws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

          Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          The Company's Certificate of Incorporation, as amended, provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (d) for transactions from which directors derive improper personal benefit.

          In accordance with Delaware law, the Company has entered into indemnification agreements with its executive officers and directors, pursuant to which it will agree to pay certain expenses, including attorneys' fees, judgments, fines and amounts paid in settlement incurred by such directors in connection with certain actions, suits or proceedings. These agreements require directors to repay the amount of any expenses advanced if it shall be determined that they shall not have been entitled to indemnification.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)     Exhibits

        EXHIBIT
        NUMBER               DESCRIPTION
        ------               -----------
        4.1                  Form of Certificate evidencing ownership of Common
                             Stock of StaffMark, Inc. (Incorporated by reference to Exhibit 4.1 to the registration Statement on Form S-1 (File No. 333-07513) of the Company.

        5.1                  Opinion of Gordon Y. Allison, Esq.

        23.1                 Consent of Arthur Andersen LLP

        23.3                 Consent of Gordon Y. Allison, Esq. (contained in
                             Exhibit 5.1)

ITEM 17.  UNDERTAKINGS

(a)     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
        Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fayetteville, State of Arkansas, on April 28, 1998.


                                         STAFFMARK, INC.




                                         By: /s/  CLETE T. BREWER
                                             -----------------------------------
                                                  Clete T. Brewer
                                                  President and Chief Executive
                                                  Officer


                                POWER OF ATTORNEY

     EACH PERSON WHOSE SIGNATURE TO THIS REGISTRATION STATEMENT APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS CLETE T. BREWER, TERRY C. BELLORA AND GORDON Y. ALLISON, AND EACH OF THEM, AS HIS TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION, TO SIGN ON HIS OR HER BEHALF INDIVIDUALLY AND IN THE CAPACITY STATED BELOW AND TO PERFORM ANY ACTS NECESSARY TO BE DONE IN ORDER TO FILE ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND ANY AND ALL INSTRUMENTS OR DOCUMENTS FILED AS PART OF OR IN CONNECTION WITH THIS REGISTRATION STATEMENT OR THE AMENDMENTS THERETO AND EACH OF THE UNDERSIGNED DOES HEREBY RATIFY AND CONFIRM ALL THAT SAID ATTORNEY-IN-FACT AND AGENT, OR HIS SUBSTITUTES, SHALL DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              NAME                                       Title                           Date
              ----                                       -----                           ----
      /s/ CLETE T. BREWER                      President, Chief Executive            April 28, 1998
----------------------------------------          Officer and Director
          Clete T. Brewer                         (Principal Executive
                                                        Officer)

     /s/ TERRY C. BELLORA                      Chief Financial Officer               April 28, 1998
----------------------------------------       (Principal Financial and
         Terry C. Bellora                         Accounting Officer)

     /s/ JERRY T. BREWER                       Chairman of the Board                 April 28, 1998
----------------------------------------
         Jerry T. Brewer

    /s/  W. DAVID BARTHOLOMEW                  Executive Vice President              April 28, 1998
----------------------------------------       -- Eastern Operations and
         W. David Bartholomew                         Director

    /s/ STEVEN E. SCHULTE                      Executive Vice President              April 28, 1998
----------------------------------------       -- Administration and
        Steven E. Schulte                              Director

    /s/ JOHN H. MAXWELL, JR.                   Executive Vice President              April 28, 1998
----------------------------------------       -- Medical Services and
        John H. Maxwell, Jr.                           Director


              NAME                                       Title                           Date
              ----                                       -----                           ----

    /s/ JANICE BLETHEN                         Executive Vice President              April 28, 1998
----------------------------------------       -- Clinical Trials Support
        Janice Blethen                          Services and Director

    /s/ WILLIAM T. GREGORY                     General Manager--                     April 28, 1998
----------------------------------------        Carolina Region
        William T. Gregory

    /s/ WILLIAM J. LYNCH                       Director                              April 28, 1998
----------------------------------------
        William J. Lynch

    /s/ R. CLAYTON McWHORTER                   Director                              April 28, 1998
----------------------------------------
        R. Clayton McWhorter

    /s/ CHARLES A. SANDERS                     Director                              April 28, 1998
----------------------------------------
        Charles A. Sanders


                                INDEX TO EXHIBITS


         EXHIBIT
         NUMBER            DESCRIPTION
         ------            -----------

         4.1 Form of Certificate evidencing ownership of Common Stock of StaffMark, Inc. (Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-07513) of the Company).

         5.1               Opinion of Gordon Y. Allison, Esq.

         23.1              Consent of Arthur Andersen LLP

         23.2              Consent of Gordon Y. Allison, Esq. (contained in
                           Exhibit 5.1)